EXHIBIT 99.6 Dissenters' Rights Statute

The following exhibit is the selected statute, Section 207 of the British Columbia Company Act, relating to dissenters' rights.

                      Division 2 - Dissent Proceedings

Dissent procedure

207  (1) If,

         (a) being entitled to give notice of dissent to a resolution as provided in section 37, 103, 126, 222, 244, 249 or 289, a member of a company (in this Act called a "dissenting member") gives notice of dissent,

         (b) the resolution referred to in paragraph (a) is passed, and

         (c) the company or its liquidator proposes to act on the authority of the resolution referred to in paragraph (a),


the company or the liquidator must first give to the dissenting member notice of the intention to act and advise the dissenting member of the rights of dissenting members under this section.

     (2) On receiving a notice of intention to act in accordance with subsection (1), a dissenting member is entitled to require the company to purchase all of the dissenting member's shares in respect of which the notice of dissent was given.

     (3) The dissenting member must exercise the right given by subsection
(2)
by delivering to the registered office of the company, within 14 days after the company, or the liquidator, gives the notice of intention to act.

         (a) a notice that the dissenting member requires the company to purchase all of the dissenting member's shares referred to in subsection (2), and

         (b) the share certificates representing all of those shares, and on delivery of that notice and those share certificates, the dissenting member is bound to sell those shares to the company and the company is bound to purchase them.

     (4) A dissenting member who has complied with subsection (3), the company, or, if there has been an amalgamation, the amalgamated company, may apply to the court, and the court may

         (a) require the dissenting member to sell, and the company or the amalgamated company to purchase, the shares in respect of which the notice of dissent has been given,

         (b) set the price and terms of the purchase and sale, or order that the price and terms be established by arbitration, in either case having due regard for the rights of creditors,

         (c) joint in the application any other dissenting member who has complied with subsection (3), and

         (d) make consequential orders and give directions it considers appropriate.
     (5) The price that must be paid to a dissenting member for the shares referred to in subsection (2) is their fair value as of the day before the date on which the resolution referred to in subsection (1) was passed, including any appreciation or depreciation in anticipation of the vote on the resolution, and every dissenting member who has complied with subsection (3) must be paid the same price.

     (6)The amalgamation or winding up of the company, or any change in its capital. Assets or liabilities resulting from the company acting on the authority of the resolution referred to in subsection (1), does not affect the right of the dissenting member and the company under this section or the price to be paid for the shares.

     (7) Every dissenting member who has complied with subsection (3)

         (a) may not vote, or exercise or assert any rights of a member, in respect of the shares for which notice of dissent has been given, other than under this section,

         (b) may not withdraw the requirement to purchase the shares, unless the company consents, and

         (c) until the dissenting member is paid in full, may exercise and assert all the rights of a creditor company.

     (8) If the court determines that a person is not a dissenting member, or is not otherwise entitled to the right provided by subsection (2), the court, without prejudice to any acts or proceedings that the company, its members, or any class of members may have taken during the intervening period, may make the order it considers appropriate to remove the limitations imposed on the person by subsection (7).

     (9) The relief provided by this section is not available if, subsequent to giving notice of dissent, the dissenting member acts inconsistently with the dissent, but a request to withdraw the requirement to purchase the dissenting member's shares is not an act in consistent with the dissent.

     (10) A notice of dissent ceases to be effective if the dissenting member consents to or votes in favour of the resolution of the company to which the dissent relates unless the consent or vote is given solely as a proxy holder for a person whose proxy required an affirmative vote.